UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TALOS ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3532642
(State of Incorporation)	(IRS Employer Identification No.)

333 Clay Street, Suite 3300, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates: 001-38497

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1 of the Registration Statement on Form 8-A filed by Talos Energy Inc. (the “Company”) with the Securities and Exchange Commission on October 1, 2024 is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On December 17, 2024, the Company and Computershare Trust Company, N.A., as rights agent (“Computershare”), entered into an amendment (the “Amendment”) to that certain Rights Agreement dated as of October 1, 2024 (the “Rights Agreement”), between the Company and Computershare relating to the Company’s rights (the “Rights”) to purchase Series A Junior Participating Preferred Stock.

The Amendment accelerated the expiration date of the Rights issued pursuant to the Rights Agreement to December 17, 2024. Accordingly, on December 17, 2024, the Rights issued under the Rights Agreement expired and were no longer outstanding, and the Rights Agreement terminated as of that date.

The foregoing descriptions of the Amendment and the Rights Agreement are qualified in their entirety by reference to the Amendment, a copy of which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2024, and to the Rights Agreement, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2024, each of which is incorporated herein by reference.

Item 2.	Exhibits

4.1	Rights Agreement, dated as of October 1, 2024, between Talos Energy Inc. and Computershare Trust Company, N.A., as Rights Agent (including the form of Certificate of Designations of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (incorporated by reference to Exhibit 4.1 of Talos Energy Inc.’s Current Report on Form 8-K dated October 1, 2024).

4.2	First Amendment to Rights Agreement, dated as of December 17, 2024, by and between Talos Energy Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 of Talos Energy Inc.’s Current Report on Form 8-K dated December 17, 2024).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 17, 2024

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name: William S. Moss III
Title: Executive Vice President, General Counsel and Secretary